Exhibit 3.12


                         ARTICLES OF INCORPORATION

                                     OF

                                   [Company]


                                 ARTICLE I

         The name of the corporation is [Company] (hereinafter, the "Corporation").

                                 ARTICLE II

         The purpose for which the Corporation is formed is to engage in any lawful act or activity for which a corporation may be organized under the Michigan Business Corporation Act, including, but not limited to, the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                                ARTICLE III

         The total number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of one cent ($0.01).

                                 ARTICLE IV

         The address of the registered office is 30600 Telegraph Road, Bingham Farms, Michigan 48025. The name of the registered agent is The Corporation Company.